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Exhibit 10.11

FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

        This First Amendment to Amended and Restated Loan and Security Agreement (this "Amendment") is entered into as of May 30, 2006, by and between COMERICA BANK ("Bank") and GENOPTIX, INC. ("Borrower").

RECITALS

        Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of May 9, 2005, as amended from time to time (the "Agreement"). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

        NOW, THEREFORE, the parties agree as follows:

        1.     The following defined terms in Section 1.1 of the Agreement hereby are amended or restated as follows:

        "Committed Line" means a Credit Extension of up to (i) One Million Four Hundred Fifty Thousand Dollars ($1,450,000) through November 30, 2006 and (ii) Four Hundred Fifty Thousand Dollars ($450,000) thereafter.

        "Committed Line Maturity Date" means June 30, 2007, which may be renewed in Bank's sole discretion after consultation with Borrower.

        "Credit Extension" means each Advance, Equipment Advance, Facility B Equipment Advance, the Term Loan, Letter of Credit or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

        "Current Liabilities" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, as at such date, but specifically excluding any cash-secured Obligations.

        "Facility B Equipment Advance(s)" means a cash advance or cash advances under the Facility B Equipment Line.

        "Facility B Equipment Line" means a Credit Extension of up to One Million Dollars ($1,000,000).

        "Facility B Equipment Maturity Date" means November 30, 2009.

        "Facility B Tranche A" has the meaning assigned in Section 2.1(f)(i).

        "Facility B Tranche A Availability End Date" means November 30, 2006.

        "Facility B Tranche A Equipment Advance" or "Facility B Tranche A Equipment Advances" means any Facility B Equipment Advance(s) made under Facility B Tranche A.

        "Facility B Tranche B" has the meaning assigned in Section 2.1(f)(i).

        "Facility B Tranche B Availability End Date" means May 30, 2007.

        "Facility B Tranche B Equipment Advance" or "Facility B Tranche B Equipment Advances" means any Facility B Equipment Advances(s) made under Facility B Tranche B.

        "Letter of Credit Sublimit" means a sublimit for Letters of Credit under the Committed Line not to exceed (i) One Million Four Hundred Fifty Thousand Dollars ($1,450,000) through November 30, 2006 and (ii) Four Hundred Fifty Thousand Dollars ($450,000) thereafter.

        "Permitted Transfer" means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

        (a)   Inventory in the ordinary course of business;

        (b)   licenses and similar arrangements for the use of the property (including without limitation, Intellectual Property) of Borrower or its Subsidiaries in the ordinary course of business;

        (c)   surplus, worn-out or obsolete Equipment not financed with the proceeds of Equipment Advances;

        (d)   transfers from any Subsidiary to Borrower;

        (e)   transfers of investment property of Borrower for the sole purpose of obtaining replacement investment property of substantially the same value with the proceeds of such transfer;

        (f)    transfers from Borrower to any Subsidiary who is a co-borrower or guarantor hereunder (including loans to any such Subsidiary) not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate;

        (g)   transfers permitted under Section 7.3;

        (h)   transfers of Intellectual Property to its wholly owned Subsidiary, Celula, Inc.;

        (i)    transfers disclosed on Schedule of Exceptions; or

        (j)    other assets of Borrower or its Subsidiaries that do not in the aggregate exceed One Hundred Thousand Dollars ($100,000) during any fiscal year.

        "Revolving Maturity Date" means June 30, 2007.

        2.     A new sentence is added to the end of Section 2.1(b) of the Agreement as follows:

        "Notwithstanding the foregoing, at all times after May 30, 2006, the Committed Line may only be used for the issuance of Letters of Credit to support lease obligations and no other Advances may be requested under the Committed Line."

        3.     A new Section 2.1(f) is hereby added to the Agreement as follows:

          "(f)  Equipment Advances.

            (i)    Subject to and upon the terms and conditions of this Agreement, Bank agrees to make Facility B Equipment Advances to Borrower in two tranches, Facility B Tranche A and Facility B Tranche B. Borrower may request Facility B Equipment Advances under Facility B Tranche A at any time from the date hereof through the Facility B Tranche A Availability End Date. Borrower may request Facility B Equipment Advances under Facility B Tranche B at any time from the day after the Facility B Tranche A Availability End Date through the Facility B Tranche B Availability End Date. The aggregate outstanding amount of Facility B Tranche A Equipment Advances and Facility B Tranche B Equipment Advances shall not exceed the Facility B Equipment Line. Each Facility B Equipment Advance shall not exceed one hundred percent (100%) of the invoice amount of equipment and software approved by Bank from time to time (which Borrower shall, in any case, have purchased within 90 days of the date of the corresponding Facility B Equipment Advance), excluding tenant improvements, taxes, shipping, warranty charges, freight discounts and installation expense ("Soft Costs"). Facility B Equipment Advances for Soft Costs and software shall not exceed Two Hundred Fifty Thousand Dollars ($250,000).

            (ii)   Interest shall accrue from the date of each Facility B Equipment Advance at the rate specified in Section 2.3(a), and shall be payable in accordance with Section 2.3(c). Any Facility

    B Equipment Advances that are outstanding under Facility B Tranche A on the Facility B Tranche A Availability End Date shall be payable in thirty (30) equal monthly installments of principal, plus all accrued interest, beginning on December 30, 2006, and continuing on the same day of each month thereafter until paid in full. Any Facility B Equipment Advances that are outstanding under Facility B Tranche B on the Facility B Tranche B Availability End Date shall be payable in thirty (30) equal Monthly installments of principal, plus all accrued interest, beginning on June 30, 2007 and continuing on the same day of each month thereafter through the Facility B Equipment Maturity Date, at which time all amounts due in connection with Facility B Tranche B Equipment Advances made under this Section 2.1(f) and any other amounts due under this Agreement shall be immediately due and payable. Facility B Equipment Advances, once repaid, may not be reborrowed. Borrower may prepay any Facility B Equipment Advances without penalty or premium.

            (iii)  When Borrower desires to obtain a Facility B Equipment Advance, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Pacific time three (3) Business Days before the day on which the Facility B Equipment Advance is to be made. Such notice shall be substantially in the form of Exhibit B. The notice shall be signed by a Responsible Officer or its designee and include a copy of the invoice for any Equipment to be financed."

        4.     Section 2.3 (a)(v) is hereby added to the Agreement as follows:

        "Facility B Equipment Advances.    Except as set forth in Section 2.3(b), the Facility B Equipment Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to one percent (1.00%) above the Prime Rate."

        5.     Section 6.2(vi) of the Agreement is hereby amended and restated in its entirety to read as follows:

        "as soon as approved by Borrower's board of directors, an annual business plan including an operating budget and such other budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time."

        6.     A phrase is added to the end of Section 6.2(a) of the Agreement as follows:

        "; provided however, that such reports shall only be required to be delivered if Borrower has received an Advance under the Revolving Line."

        7.     Section 6.7 of the Agreement is hereby amended and restated in its entirety to read as follows:

        "Financial Covenants.    Borrower shall at all times, measured of the last day of each month, maintain the following financial ratios and covenants:

          (a)   Adjusted Quick Ratio.    A ratio of Cash plus Accounts receivable to Current Liabilities plus (to the extent not already included therein) all Indebtedness to Bank (excluding any issued but undrawn Letters of Credit) of at least 1.25 to 1.00.

          (b)   Minimum Cash.    A balance of Cash at Bank of not less than Two Million Dollars ($2,000,000)."

        8.     Section 6.9 of the Agreement is hereby amended and restated in its entirety to read as follows:

        "Intentionally Omitted."

        9.     Section 8.4 of the Agreement is hereby amended and restated in its entirety to read as follows:

        "Material Adverse Effect. If there occurs any circumstance or circumstances that could have a Material Adverse Effect;"

        10.   All references in the Loan Documents (except the Warrant) to Bank's address at 2321 Rosecrans Ave., Suite 5000, El Segundo, CA 90245 shall mean and refer to 75 East Trimble Road, M/C 4770, San Jose, California 95131, Attn: Manager, FAX: (408) 556-5091. All references in the Loan Documents to Borrower's address at 3398 Cannel Mountain Road, Ste. 100, San Diego, CA 92121 shall mean and refer to 2110 Rutherford Road, Carlsbad, CA 92008, FAX: (760-268-6201).

        11.   Section 11 of the Agreement hereby is amended and restated in its entirety to read as follows:

           "11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

        This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of San Diego, State of California. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES."

        12.   Section 12 of the Agreement hereby is amended and restated in its entirety to read as follows:]

           "12    REFERENCE PROVISION.

           In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

           12.1    Mechanics.

          (a)   With the exception of the items specified in clause (c), below, any controversy, dispute or claim (each, a "Claim") between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the "Comerica Documents"), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure ("CCP"), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Comerica Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the "Court").

          (b)   The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

          (c)   The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

          (d)   The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

          (e)   The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party's failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to "priority" in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

          12.2     Procedures.    Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee's power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

          12.3     Application of Law.    The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

          12.4     Repeal.    If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act § 1280 through § 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

          12.5     THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER COMERICA DOCUMENTS."

        13.   Annex 1 is hereby removed from the Agreement in its entirety.

        14.   Exhibit D to the Agreement is hereby replaced with Exhibit D attached hereto.

        15.   Bank hereby waives Borrower's violation of Section 6.7 of the Agreement as in effect prior to the date hereof for the quarters ending December 31, 2005 and March 31, 2006.

        16.   Bank shall conduct an audit with results reasonably satisfactory to Bank before Borrower shall be permitted to request future Advances under the Revolving Line.

        17.   No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank's failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

        18.   Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

        19.   Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

        20.   As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

          (a)   this Amendment, duly executed by Borrower;

          (b)   a Certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

          (c)   a warrant to purchase stock;

          (d)   a facility fee in the amount of $3,000, which may be debited from any of Borrower's accounts;

          (e)   all reasonable Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrower's accounts; and

          (f)    such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

        21.   This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

        IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

GENOPTIX, INC.
By:	/s/ TINA S. NOVA
Title:	President & CEO
COMERICA BANK
By:	/s/ KILLU SANBORN
Title:	Senior Vice President

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  Exhibit 10.11
FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT